AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 17, 2003
                                                        REGISTRATION NO. 333-___
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         _______________________________

                                    FORM F-10

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                  VASOGEN INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             CANADA                                      3841                               NOT APPLICABLE
(PROVINCE OR OTHER JURISDICTION OF           (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER IDENTIFICATION
 INCORPORATION OR ORGANIZATION)              CLASSIFICATION CODE NUMBER)                  NO., IF APPLICABLE)

            2155 DUNWIN DRIVE, SUITE 10, MISSISSAUGA, ONTARIO L5L 4M1
                                 (905) 569-2265

   (ADDRESS AND TELEPHONE NUMBER OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

          CT CORPORATION SYSTEM, 111 EIGHTH AVENUE, NEW YORK, NY 10011
                                 (212) 894-8400

                       (NAME, ADDRESS AND TELEPHONE NUMBER
        (INCLUDING AREA CODE) OF AGENT FOR SERVICE IN THE UNITED STATES)

                                   COPIES TO:

        GEOFREY MYERS                            EDWIN S. MAYNARD
        LANG MICHENER              PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP
          BCE PLACE                        1285 AVENUE OF THE AMERICAS
 181 BAY STREET, SUITE 2500                        NEW YORK, NY
     TORONTO, ON M5J 2T7                            10019-6064
     TEL. (416) 360-8600                       TEL. (212) 373-3000


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

                           PROVINCE OF ONTARIO, CANADA
                (PRINCIPAL JURISDICTION REGULATING THIS OFFERING)

It is proposed that this filing shall become effective (check appropriate box below):

     A. [_]    upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

     B. [X]    at some future date (check appropriate box below)

            1. [_]   pursuant to Rule 467(b) on (      ) at (      ) (designate
     a time not sooner than 7 calendar days after filing).

            2. [_]   pursuant to Rule 467(b) on (   ) at (   ) (designate a time
     7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification
     of clearance on (   ).

            3. [_]   pursuant to Rule 467(b) as soon as practicable after
     notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

            4. [X]   after the filing of the next amendment to this Form (if
     preliminary material is being filed).

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box. [X]

                         _______________________________

 THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES
     AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRATION
       STATEMENT SHALL BECOME EFFECTIVE AS PROVIDED IN RULE 467 UNDER THE SECURITIES ACT OF 1933 OR ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT
                   TO SECTION 8(A) OF THE ACT, MAY DETERMINE.

                                          CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------
       TITLE OF EACH CLASS OF             AMOUNT TO BE       PROPOSED MAXIMUM    PROPOSED MAXIMUM            AMOUNT OF
     SECURITIES TO BE REGISTERED         REGISTERED (1)       OFFERING PRICE         AGGREGATE           REGISTRATION FEE
                                                               PER SHARE (1)    OFFERING PRICE (1)(2)
----------------------------------------------------------------------------------------------------------------------------
Common Shares, no par value (3)           $100,000,000               --             $100,000,000             $8,090
----------------------------------------------------------------------------------------------------------------------------

(1) An indeterminate number of securities is being registered as may at various times be issued at indeterminate prices, with an aggregate public offering price not to exceed $100,000,000, or the equivalent thereof in one or more currencies.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o).

(3) There is being registered hereunder an indeterminate number of Common Shares as from time to time may be issued at indeterminate prices. Includes Common Shares which may be purchased by underwriters to cover over-allotments, if any.

                                     PART I



                           INFORMATION REQUIRED TO BE
                       DELIVERED TO OFFEREES OR PURCHASERS

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sales is not permitted. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.


                 SUBJECT TO COMPLETION, DATED OCTOBER 17, 2003

                  PRELIMINARY SHORT FORM BASE SHELF PROSPECTUS

                                  VASOGEN INC.

                                  COMMON SHARES
                                 US$100,000,000

         Vasogen Inc. ("Vasogen" or the "Company") may from time to time offer and issue common shares (the "Offered Shares"), up to an aggregate initial offering price of US$100,000,000 (or its equivalent in any other currency used to denominate the Offered Shares, including U.S. dollars) during the 25-month period that this short form base shelf prospectus, including any amendments hereto, remains valid. Offered Shares may be offered separately or together, in amounts, at prices and on terms to be determined based on market conditions at the time of sale and set forth in an accompanying shelf prospectus supplement.

         The specific variable terms of any offering of Offered Shares will be set out in the applicable prospectus supplement including, where applicable, the number of shares offered, the offering price and any other specific terms. A prospectus supplement may include specific variable terms pertaining to the Offered Shares that are not within the alternatives and parameters described in this prospectus.

         We may sell the Offered Shares to or through underwriters or dealers purchasing as principals pursuant to applicable statutory exemptions, and may also sell the Offered Shares to one or more purchasers directly or through agents. See "Plan of Distribution". The prospectus supplement relating to a particular offering of Offered Shares will identify each underwriter, dealer or agent engaged in connection with the offering and sale of the Offered Shares, and will set forth the terms of the offering of such Offered Shares, the method of distribution of such Offered Shares, including to the extent applicable, the proceeds to us and any fees, discounts or any other compensation payable to underwriters, dealers or agents and any other material terms of the plan of distribution.

         INVESTING IN THE OFFERED SHARES INVOLVES RISKS. PLEASE CAREFULLY CONSIDER THE "RISK FACTORS" SECTION BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

         Our outstanding common shares currently trade under the symbol "VAS" on the Toronto Stock Exchange ("TSX") and under the symbol "VSV" on the American Stock Exchange ("AMEX"). The last reported sale prices of the common shares on the TSX and the AMEX on October 16, 2003 were Cdn$7.74 and US$5.85 per share, respectively.

         NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE OFFERED SHARES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE IN THE UNITED STATES.

         WE ARE PERMITTED, UNDER A MULTIJURISDICTIONAL DISCLOSURE SYSTEM ADOPTED BY THE UNITED STATES, TO PREPARE THIS PROSPECTUS IN ACCORDANCE WITH CANADIAN DISCLOSURE REQUIREMENTS. PROSPECTIVE INVESTORS IN THE UNITED STATES SHOULD BE AWARE THAT SUCH REQUIREMENTS ARE DIFFERENT FROM THOSE OF THE UNITED STATES. WE HAVE PREPARED THE FINANCIAL STATEMENTS INCLUDED OR INCORPORATED HEREIN BY REFERENCE IN ACCORDANCE WITH CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, AND THEY ARE SUBJECT TO CANADIAN AUDITING AND AUDITOR INDEPENDENCE STANDARDS. THUS, THEY MAY NOT BE COMPARABLE TO THE FINANCIAL STATEMENTS OF UNITED STATES COMPANIES.

         YOU SHOULD BE AWARE THAT THE PURCHASE OF THE OFFERED SHARES MAY HAVE TAX CONSEQUENCES BOTH IN THE UNITED STATES AND CANADA. THIS PROSPECTUS OR ANY APPLICABLE PROSPECTUS SUPPLEMENT MAY NOT DESCRIBE THESE TAX CONSEQUENCES FULLY FOR INVESTORS WHO ARE RESIDENT IN, OR CITIZENS OF, THE UNITED STATES.

         ENFORCEMENT OF CIVIL LIABILITIES UNDER UNITED STATES FEDERAL SECURITIES LAWS MAY BE AFFECTED ADVERSELY BY THE FACT THAT WE ARE CONTINUED UNDER THE LAWS OF CANADA, MOST OF OUR OFFICERS AND DIRECTORS AND MOST OF THE EXPERTS NAMED IN THIS PROSPECTUS ARE RESIDENTS OF CANADA, AND ALL OR A SUBSTANTIAL PORTION OF OUR ASSETS ARE LOCATED OUTSIDE THE UNITED STATES.

                                TABLE OF CONTENTS

ABOUT THIS PROSPECTUS..........................................................4
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS..............................4
ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES....................................5
RISK FACTORS...................................................................6
THE COMPANY...................................................................13
USE OF PROCEEDS...............................................................13
CAPITALIZATION................................................................14
DESCRIPTION OF SHARE CAPITAL..................................................14
CERTAIN INCOME TAX CONSIDERATIONS.............................................14
PLAN OF DISTRIBUTION..........................................................21
LEGAL MATTERS.................................................................22
AUDITOR, TRANSFER AGENT AND REGISTRAR.........................................22
WHERE YOU CAN FIND MORE INFORMATION...........................................22
DOCUMENTS INCORPORATED BY REFERENCE...........................................22
LIST OF DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION...........24
PURCHASERS' STATUTORY RIGHTS..................................................24


         We furnish our shareholders with annual reports containing financial statements prepared in accordance with Canadian generally accepted accounting principles, audited by our independent auditors.

         In this prospectus, unless stated otherwise, all references to "US$" are to the lawful currency of the United States and all references to "Cdn$" are to the lawful currency of Canada. For the Offered Shares issued in other than Canadian currency, potential purchasers should be aware that foreign exchange fluctuations are likely to occur from time to time and that we do not make any representation with respect to currency values from time to time. Investors should consult their own advisors with respect to the potential of currency fluctuations.

         Only the information contained or incorporated by reference in this prospectus should be relied upon. We have not authorized any other person to provide different information. If anyone provides different or inconsistent information, it should not be relied upon. The Offered Shares may not be offered or sold in any jurisdiction where the offer or sale is not permitted. It should be assumed that the information appearing in this prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operation and prospects may have changed since those dates.

         Some of the information concerning economic and industry trends is based upon or derived from information provided by industry sources. We believe that such information is accurate and that the sources from which it has been obtained are reliable. However, we cannot guarantee the accuracy of such information and have not independently verified the assumptions upon which projections of future trends are based.

         The use of the term "significant" or "significantly" when describing clinical and preclinical results in this prospectus refers to "statistical significance", where there is a 5% probability or less that the result happened by random chance.

         IN THIS PROSPECTUS, UNLESS STATED OTHERWISE, "VASOGEN", "WE", "US", AND "OUR" REFER TO VASOGEN INC. AND ITS WHOLLY-OWNED SUBSIDIARY, VASOGEN IRELAND LIMITED.

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement on Form F-10 relating to the Offered Shares that we have filed with the SEC. Under the registration statement, we may, from time to time, sell the Offered Shares described in this prospectus in one or more offerings up to an aggregate initial offering price of US$100,000,000 (or its equivalent in any other currency used to denominate the Offered Shares). This prospectus provides you with a general description of the Offered Shares that we may offer. Each time we sell Offered Shares under the registration statement, we will provide a prospectus supplement that will contain specific information about the terms of that offering of Offered Shares. The prospectus supplement may also add, update or change information contained in this prospectus. Before you invest, you should read both this prospectus and any applicable prospectus supplement together with the additional information described under the headings "Where You Can Find More Information" and "Documents Incorporated by Reference". This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. You may refer to the registration statement and exhibits to the registration statement for further information with respect to us and the Offered Shares.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Certain statements contained in this prospectus and in certain documents incorporated by reference in this prospectus constitute
"forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995.

         These statements include, without limitation, statements concerning our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expects", "plans", "anticipates", "believes", "estimated", "predicts", "potential", "continue" or the negative of such terms or other comparable terminology. You should not place undue reliance on our forward-looking statements. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements made in this prospectus. Forward-looking statements, particularly those concerning anticipated events relating to the development, regulatory approval and marketing of our products and the timing or magnitude of those events, are inherently uncertain. The risk factors discussed below and other considerations noted throughout this prospectus could cause our actual results to differ significantly from those contained in any forward-looking statements.

         Specifically, this prospectus contains forward-looking statements regarding:

         o our plan to continue development of our immune modulation therapies for the treatment of chronic heart failure ("chronic HF") and peripheral arterial disease ("PAD");

         o our intentions to complete site enrollment and advance patient recruitment in our Phase 3 chronic HF trial and Phase 3 PAD trial;

         o our intention to seek regulatory approvals in the United States and Canada for our products; and

         o our intention to seek corporate alliances to jointly develop and commercialize our immune modulation therapies.

         Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, among other things, the following:

         o difficulties or delays we may experience in the conduct of clinical trials;

         o        the inability to obtain regulatory approvals for our products;

         o difficulties we may experience in developing and commercializing our immune modulation therapies to address the treatment of chronic HF and PAD;

         o difficulties we may experience in identifying and successfully collaborating with appropriate corporate alliances; and

         o the need for additional capital and the effect of capital market conditions and other factors on capital availability.

         Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform forward-looking statements to actual results.

                   ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

         We are a Canadian corporation with our principal place of business in Canada. Some of our directors and officers and some of the experts named in this prospectus are residents of Canada and all or a substantial portion of our assets and the assets of such persons may be located outside the United States. Consequently, it may be difficult for United States investors to effect service of process within the United States upon us or our directors or officers, or to realize in the United States upon judgments of courts of the United States predicated upon civil liabilities under the United States Securities Act of 1933, as amended (the "Securities Act"). Investors should not assume that Canadian courts would enforce judgments of United States courts obtained in actions against us or such persons predicated upon the civil liability provisions of the United States federal securities laws or the securities or "blue sky" laws of any state within the United States or would enforce, in original actions, liabilities against us or such persons predicated upon the United States federal securities or any such state securities or blue sky laws.

                                  RISK FACTORS

         INVESTING IN THE OFFERED SHARES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. YOU SHOULD ALSO REFER TO THE OTHER INFORMATION IN THIS PROSPECTUS, INCLUDING INFORMATION INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, INCLUDING OUR CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES, AND IN THE APPLICABLE PROSPECTUS SUPPLEMENT. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE THOSE THAT WE CURRENTLY BELIEVE MAY MATERIALLY AFFECT US. ADDITIONAL RISKS AND UNCERTAINTIES THAT WE ARE UNAWARE OF OR THAT WE CURRENTLY DEEM IMMATERIAL ALSO MAY BECOME IMPORTANT FACTORS THAT AFFECT US. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCURS, OUR BUSINESS, OPERATING RESULTS OR FINANCIAL CONDITION COULD BE MATERIALLY ADVERSELY AFFECTED, THE TRADING PRICE OF OUR COMMON SHARES COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

REGULATORY ENVIRONMENT

         Biotechnology, medical device, and pharmaceutical companies operate in a high-risk regulatory environment. The United States Food and Drug Administration ("FDA"), Health Canada and other health agencies can be very slow to approve a product and can also withhold product approvals. In addition, these health agencies also oversee many other medical product operations, such as manufacturing. As a result, regulatory risk is normally higher than other industry sectors.

         We have incurred, and expect to continue to incur, substantial clinical research and other costs in connection with obtaining regulatory approvals for our medical products in Canada, the United States, Europe, and other jurisdictions. While we are not aware of any pending or threatened governmental action against us in any country, any enforcement action by regulatory authorities with respect to past or any future regulatory non-compliance could have a material adverse effect on our business, financial condition, and results of operations.

         To date our lead product has been regulated as a medical device. There can be no assurance that this regulatory status will not change in the future or that other regulatory agencies will not have input into the approval of our products. Should this risk materialize, the cost and time to achieve regulatory approval may be substantially increased.

         There can be no assurance that we will be able to achieve or maintain regulatory compliance on all or any of our current or future products or that we will be able to timely and profitably produce our products while complying with applicable regulatory requirements. Failure to achieve or maintain such compliance could have a material adverse effect upon our business, financial condition, and results of operations.

         Certain regulatory authorities can institute proceedings to detain or seize products, issue a recall, enjoin future violations, assess civil and criminal penalties against us and our directors, officers and employees, or require us to make substantial changes to our manufacturing operations. Any of such actions could have a material adverse effect on our business, financial condition, and results of operations.

         While we believe we are in compliance with all existing regulations, there can be no assurance that a violation of such laws will not occur, or that any such violations will not have a material adverse effect on our business, financial condition, or results of operations.

UNCERTAINTY OF PRODUCT DEVELOPMENT AND CLINICAL TESTING

         We have not completed the development of any products and there can be no assurance that any products will be successfully developed. Our immune modulation therapies will require significant additional research and development efforts and regulatory approvals, including clinical trials, prior to potential commercialization in the United States and elsewhere. However, there can be no assurance that the results of all required clinical trials will demonstrate that these immune modulation therapies are safe and effective or, even if the results of the clinical trials are considered successful by us, that the FDA will not require us to conduct additional large-scale clinical trials with these immune modulation therapies before the FDA will consider approving such therapies for commercial use.

         Failure of these trials to demonstrate the safety and effectiveness of these immune modulation therapies could have a material adverse effect on the regulatory approval process for our potential products. There can be no assurance that the results of our preclinical studies and clinical trials will be indicative of future clinical trial results. A commitment of substantial resources to conduct time-consuming research, preclinical studies, and clinical trials will be required if we are to complete development of our products. Delays in planned patient enrollment, or lower than anticipated event rates, in our current clinical trials or future clinical trials may result in increased costs, program delays, or both. There can be no assurance that any of our potential products will prove to be safe and effective in clinical trials, that FDA or other regulatory approvals will be obtained, or that such products will achieve market acceptance.

         There can be no assurance that unacceptable toxicities or adverse side effects will not occur at any time in the course of human clinical trials or, if any products are successfully developed and approved for marketing, during commercial use of our products. The appearance of any such unacceptable toxicities or adverse side effects could interrupt, limit, delay, or abort the development of any of our products or, if previously approved, necessitate their withdrawal from the market. Furthermore, there can be no assurance that disease resistance or other factors will not limit the effectiveness of our potential products. Any products resulting from our programs are not expected to be successfully developed or made commercially available in the near term and may not be successfully developed or made commercially available at all.

SCIENTIFIC RESEARCH AND PRODUCT RISK

         Definitive proof of the precise mechanism of action of a biological response modifier such as immune modulation therapy will require considerably more basic scientific research than has been accomplished to date. There can be no assurance that the products that we are currently developing will be approved by regulatory agencies or that further testing will yield positive results. Should a product prove to have insufficient benefit and/or have an unsafe profile, its development will likely be discontinued.

DEVELOPMENT STAGE

         Our products are in the development stage and, accordingly, our business operations are subject to all of the risks inherent in the establishment and maintenance of a developing business enterprise, such as those related to competition and viable operations management. Due to our initial investment in extensive research and development and clinical testing, we have incurred a loss and have received no cash flow from operations to date, and there is no assurance that we will have earnings or cash flow from operations in the future. The future earnings and cash flow from operations of our business are dependent, in part, on our ability to further develop our products. There can be no assurance that we will grow and be profitable. The operations of our business are presently funded by external financing and we expect that additional financing will be required. There is no assurance that such financing will be available or, if available, be on terms acceptable to us.

PATENTS AND PROPRIETARY TECHNOLOGY

         We have filed a number of patent applications in the United States and many other countries. We file applications as appropriate for patents covering our products and processes. We have been issued patents covering certain aspects of our immune modulation therapies. Our success may depend, in part, on our ability to obtain patent protection for our products and processes. There can be no assurance that our patent applications will be issued as patents or that any of our issued patents, or any patent that may be issued in the future, will provide us with adequate protection for the covered products, processes, or technology. The patent positions of biotechnology and pharmaceutical companies can be highly uncertain and involve complex legal and factual questions. Therefore, the breadth of claims allowed in biotechnology and pharmaceutical patents cannot be predicted. We also rely upon unpatented trade secrets and know-how, and no assurance can be given that others will not independently develop substantially equivalent trade secrets or know-how. In addition, whether or not our patents are issued, or issued with limited coverage, others may receive patents that contain claims applicable to our products. There can be no assurance that any of our patents, or any patents issued to us in the future, will afford meaningful protection against competitors. Defending any such patent could be costly to us, and there can be no assurance that the patent would be held valid by a court of competent jurisdiction.

         We also rely on protecting our proprietary technology in part through confidentiality agreements with our corporate collaborators, employees, consultants, and certain contractors. There can be no assurance that these agreements will not be breached, that we will have adequate remedies for any breach, or that our trade secrets will not otherwise become known or independently discovered by our competitors. It is possible that our products or processes will infringe, or will be found to infringe, patents not owned or controlled by us. If any relevant claims of third-party patents are upheld as valid and enforceable, we could be prevented from practicing the subject matter claimed in such patents, or would be required to obtain licenses or redesign our products or processes to avoid infringement. There can be no assurance that such licenses would be available at all or on terms commercially reasonable to us or that we could redesign our products or processes to avoid infringement. Litigation may be necessary to defend against claims of infringement, to enforce patents issued to us, or to protect trade secrets. Such litigation could result in substantial costs and diversion of management efforts regardless of the results of such litigation, and an adverse result could subject us to significant liabilities to third parties, require disputed rights to be licensed, or require us to cease using such technology.

FINANCING

         We will need to raise additional funds to conduct research and development, preclinical studies, and clinical trials necessary to bring our potential products to market and establish manufacturing and marketing capabilities. Our future capital requirements will depend on many factors, including continued scientific progress in our research and development programs, the scope and results of preclinical studies and clinical trials, the time and costs involved in obtaining regulatory approvals, the costs involved in filing, prosecuting, and enforcing patent claims, competing technological and market developments, the cost of manufacturing scale-up, effective commercialization activities and arrangements, and other factors not within our control.

         Adequate funds may not be available when needed or on terms acceptable to us. Insufficient funds may require us to scale back or eliminate some or all of our research and development programs or license to third parties products or technologies that our company would otherwise seek to develop.

HISTORY OF OPERATING LOSSES

         As of August 31, 2003, our company had an accumulated deficit of approximately Cdn$99.8 million. We have not generated revenues from the commercialization of any products and expect to incur substantial net operating losses over the next several years as a result of the expanded clinical trial activity necessary to support regulatory approval of our products. Costs associated with Phase 3 clinical trials are generally substantially greater than Phase 2 clinical trials, as the number of clinical sites and patients required is typically much larger. There can be no assurance that we will be able to generate sufficient product revenue to become profitable at all or on a sustained basis. We expect to have quarter-to-quarter fluctuations in expenses, some of which could be significant, due to expanded research, development, and clinical trial activities.

POTENTIAL COMPETITION

         The industry that we compete in is not a static environment, and market share can change rapidly if competing products are introduced. There can be no assurance that we can avoid intense competition from other medical technology companies, universities, government agencies or research organizations and other technological advances, which could render our technology uneconomical or obsolete. Many of our competitors have substantially greater financial and/or other resources.

PRODUCT CONCENTRATION

         We intend to rely substantially on the exploitation of our products that are currently in development for our future earnings. If any of these products does not become commercially viable for any reason, our future earnings will suffer. If the products become commercially suitable, our future financial performance will then depend on the successful introduction and customer acceptance of our products, of which there can be no assurance.

KEY PERSONNEL

         The operations of our business are highly dependent upon the participation of our key personnel. The loss of the service of any one of our key personnel may materially affect the ability of our company to successfully introduce our products and to grow and expand. Our company carries key man insurance on senior management members who are critical to our company.

PRODUCT LIABILITY EXPOSURE

         We face an inherent business risk of exposure to product liability and other claims in the event that the development or use of our technology or prospective products is alleged to have resulted in adverse effects. While we have taken, and will continue to take, what we believe are appropriate precautions, there can be no assurance that we will avoid significant liability exposure. Although we currently carry product liability insurance for clinical trials, there can be no assurance that we have sufficient coverage, or can obtain sufficient coverage at a reasonable cost. An inability to obtain product liability insurance at acceptable cost or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of products we develop. A product liability claim could have a material adverse effect on our business, financial condition, and results of operations.

GOVERNMENT AND INSURANCE REIMBURSEMENTS FOR HEALTHCARE EXPENDITURES

         Government and insurance reimbursements for healthcare expenditures play an important role for all healthcare providers, including physicians, drug companies, medical supply companies, and companies such as us, which plan to offer various products and treatments in the United States and other countries in the future. In the United States, our ability to have our products and treatments eligible for Medicare or private insurance reimbursement will be an important factor in determining the ultimate success of our products. If, for any reason, Medicare or the insurance companies decline to provide reimbursement for our products and treatments, there would be a material adverse effect on our business, financial condition, and results of operations. There can be no assurance that our products and treatments will be eligible for reimbursement.

         There has been a trend toward declining government and private insurance expenditures for many healthcare items. Even if our products and treatments are approved for reimbursement by Medicare and private insurers, of which there can be no assurance, the amount of reimbursement may be reduced at times, or even eliminated. This would have a material adverse effect on our business, financial condition, and results of operations.

UNCERTAINTY OF PRODUCT PRICING, REIMBURSEMENT, AND RELATED MATTERS

         Our ability to earn sufficient returns on our products will depend in part on the extent to which reimbursement for the costs of such products and related treatments will be available from government health administration authorities, private health coverage insurers, managed care organizations, and other organizations. Third-party payors are increasingly challenging the price of medical products and services. If purchasers or users of our products are not able to obtain adequate reimbursement for the cost of using such products, they may forego or reduce such use. Significant uncertainty exists as to the reimbursement status of newly approved healthcare products, and there can be no assurance that adequate third-party coverage will be available.

DEPENDENCE ON THIRD PARTIES

         Our strategy for the research, development, and commercialization of our products requires entering into various arrangements with corporate collaborators, licensors, licensees, and others, and our commercial success is dependent upon these outside parties performing their respective contractual responsibilities. The amount and timing of resources such third parties will devote to these activities may not be within our control. There can be no assurance that such parties will perform their obligations as expected or that we will derive any revenue from such arrangements. There can be no assurance that these collaborations will result in the development of any commercial products. We intend to seek additional collaborative arrangements to develop and commercialize some of our products. There can be no assurance that we will be able to negotiate collaborative arrangements on favorable terms, or at all, in the future, or that our current or future collaborative arrangements will be successful.

MANUFACTURING CAPABILITY AND LACK OF COMMERCIAL MANUFACTURING EXPERIENCE

         We currently rely upon a single subcontractor for the disposable blood containers and a single subcontractor for the medical instruments on which our immune modulation therapy delivery systems are based. We are continually reviewing our own capabilities and the capabilities of other potential suppliers and subcontractors. The establishment of additional or replacement suppliers for certain materials, components, subassemblies, assemblies, or finished products cannot be accomplished quickly, largely due to the regulatory approval systems and the complex nature of manufacturing processes employed by many suppliers. The failure to obtain sufficient quantities of component materials on commercially reasonable terms could have a material adverse effect on our clinical studies, business, financial condition, and results of operations.

         If we are successful in developing the markets for our immune modulation therapies, we would have to arrange for the scaled-up manufacturing of our devices. At the present time, we have not arranged for the large scale manufacture of these medical devices. There can no assurance that we will, on a timely basis, be able to make the transition from manufacturing clinical trial quantities to commercial production quantities successfully or be able to arrange for contract manufacturing. We believe we will be able to manufacture our medical devices for initial commercialization if the products obtain FDA regulatory approval, but we have not yet demonstrated the capability to manufacture the medical devices in commercial quantities. Potential difficulties experienced by us in manufacturing scale-up, including recalls or safety alerts, could have a material adverse effect on our business, financial condition, and results of operations.

         The manufacture of our products involves a number of steps and requires compliance with stringent quality control specifications imposed by us and by the FDA (and other regulatory agencies). Moreover, our products can only be manufactured in a facility that has undergone a satisfactory inspection by the FDA. For these reasons, we would not be able to replace our manufacturing capacity quickly if we were unable to use our manufacturing facilities as a result of a fire, natural disaster (including an earthquake), equipment failure, or other difficulty, or if such facilities are deemed not in compliance with the FDA's requirements and the non-compliance could not be rapidly rectified. Our inability or reduced capacity to manufacture our products would have a material adverse effect on our business, financial condition, and results of operations.

         We expect to enter into additional arrangements with contract manufacturing companies to expand support for our own production capacity in order to meet requirements for our products, or to attempt to improve manufacturing efficiency. If we choose to contract for manufacturing services and encounter delays or difficulties in establishing relationships with manufacturers to produce, package, and distribute our finished products, then clinical trials, market introduction, and subsequent sales of such products would be adversely affected. Further, contract manufacturers must also operate in compliance with the FDA's requirements; failure to do so could result in, among other things, the disruption of product supplies. Our potential dependence upon third parties for the manufacture of our products may adversely affect our profit margins and our ability to develop and deliver such products on a timely and competitive basis.

LACK OF MARKETING AND DISTRIBUTION EXPERIENCE

         We have no experience in the sales, marketing, and distribution of pharmaceutical or medical products. There can be no assurance that we will be able to establish sales, marketing, and distribution capabilities or make arrangements with our collaborators, licensees, or others to perform such activities or that such efforts will be successful.

RAPID GROWTH

         Our operations are growing rapidly and it is expected that this growth will continue as we execute our business strategy. We anticipate further increases in employees. Sustaining such growth places significant strains on management and administrative, operational, personnel, and financial resources. Accordingly, our future operating results will depend on the ability of our officers and other key employees to continue to implement and improve operational, support, and financial control systems to effectively expand, train, and manage our employee base. An inability to manage growth successfully could seriously impact future operating results.

POTENTIAL CONFLICTS OF INTEREST

         Certain of the directors and officers of our company are also directors and officers of other companies. One of our directors is also President, Chief Operating Officer, and a director of Quest Diagnostics. In addition, our Chairman is also a director of Quest Diagnostics. Consequently, there exists the possibility for such directors and officers to be in a position of conflict. Any decision made by any of such directors and officers involving our company is made in accordance with their duties and obligations to deal fairly and in good faith with our company and such other companies. In addition, each of our directors will declare a conflict in, and refrain from voting on, any matter in which such director may have a conflict of interest.

HAZARDOUS MATERIAL; ENVIRONMENTAL MATTERS

         Although we do not currently manufacture commercial quantities of our products, we produce limited quantities of such products for our clinical trials. Our research and development processes involve the controlled storage, use, and disposal of hazardous materials and hazardous biological materials. We are subject to laws and regulations governing the use, manufacture, storage, handling, and disposal of such materials and certain waste products. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, we could be held liable for any damages that result, and any such liability could exceed our resources. There can be no assurance that we will not be required to incur significant costs to comply with current or future environmental laws and regulations nor that our operations, business, or assets will not be materially or adversely affected by current or future environmental laws or regulations.

VOLATILITY OF STOCK PRICE AND ABSENCE OF DIVIDENDS

         The market price of our Common Shares, like that of the securities of many other biotechnology companies in the development stage, has been and is likely to continue to be, highly volatile. This increases the risk of securities litigation related to such volatility. Factors such as the results of our preclinical studies and clinical trials, as well as those of our collaborators, or our competitors; other evidence of the safety or effectiveness of our products or those of our competitors; announcements of technological innovations or new products by us or our competitors; governmental regulatory actions; developments with our collaborators; developments concerning patent or other proprietary rights of our company or our competitors (including litigation); concern as to the safety of our products; period-to-period fluctuations in operating results; changes in estimates of our performance by securities analysts; market conditions for biotechnology stocks in general; and other factors not within the control of our company could have a significant adverse impact on the market price of our Common Shares. We have never paid cash dividends on our Common Shares and do not anticipate paying any cash dividends in the foreseeable future.

DILUTION

         In order to obtain financing, if it is even available, it is likely that we will sell additional Common Shares or financial instruments, which are exchangeable or convertible into Common Shares. Also, in order to provide incentives to current employees and induce prospective employees and consultants to work for us, we have granted options and intend to offer and issue options to purchase Common Shares and/or rights, exchangeable or convertible into Common Shares. These activities could result in substantial dilution to all shareholders.

                                   THE COMPANY

         We are a developer of immune modulation therapies for the treatment of cardiovascular and other inflammatory diseases. We were incorporated under the Business Corporations Act (Ontario) and were continued under the Canada Business Corporations Act by certificate and articles of continuance dated August 9, 1999. We have one subsidiary, Vasogen Ireland Limited, a corporation wholly-owned by us and incorporated under the laws of Ireland. Vasogen Ireland Limited owns the technology and intellectual property related to our immune modulation therapies.

         Our registered office is located at BCE Place, Suite 2500, 181 Bay Street, Toronto, Ontario M5J 2T7, and our principal office is located at 2155 Dunwin Drive, Mississauga, Ontario L5L 4M1. We are currently a "reporting issuer" in all of the provinces of Canada, other than the Province of Newfoundland and Labrador, and all of the territories of Canada. Our telephone number is (905) 569-2265 and our facsimile number is (905) 569-9231. Our website is www.vasogen.com. Any information contained on our website is not, and will be deemed not to be, incorporated herein by reference.

                                 USE OF PROCEEDS

         Except as otherwise set forth in a prospectus supplement, we will use the net proceeds from the sale of the Offered Shares from time to time for general corporate purposes, which may include, but is not limited to the continued clinical development of our immune modulation therapies, including Phase 3 trials in chronic HF and PAD, additional clinical and preclinical development as well as other research activities. Pending the use of the net proceeds for any of these purposes, we may invest the remaining net proceeds in liquid corporate debt instruments having a single "A" credit rating or greater.

                                 CAPITALIZATION

         Since November 30, 2002, the only material change in our consolidated share and loan capital was the issuance of 9,477,986 Common Shares for net proceeds of approximately US$34,900,000.


                          DESCRIPTION OF SHARE CAPITAL

         Our authorized share capital consists of an unlimited number of Common Shares of which 61,970,800 Common Shares were issued and outstanding as of October 16, 2003. The holders of the Common Shares are entitled to one vote for each Common Share on all matters voted on at any meetings of our shareholders, to any dividends that may be declared by the board of directors thereon and, in the event of liquidation, dissolution or winding-up of our company, shall be entitled to receive our remaining property. As at October 16, 2003, options and warrants to acquire 4,325,331 Common Shares were outstanding. In addition, 1,499,633 Common Shares are reserved for issuance upon exercise of stock options available for grant under our option plans as of October 16, 2003. We have adopted, effective November 22, 2000, a shareholder rights plan. The shareholder rights plan was extended to 2006 at our May 7, 2003 shareholders' meeting.

                        CERTAIN INCOME TAX CONSIDERATIONS

U.S. FEDERAL INCOME TAX CONSIDERATIONS

         The following summary describes certain United States federal income tax consequences of the ownership and disposition of our Common Shares that are generally applicable to a United States person that holds our Common Shares as capital assets (a "U.S. Holder") within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). The following discussion does not purport to be a complete analysis of all of the potential United States federal income tax considerations that may be relevant to particular holders of our Common Shares in light of their particular circumstances nor does it deal with persons that are subject to special tax rules, such as brokers, dealers in securities or currencies, financial institutions, insurance companies, tax-exempt organizations, persons liable for alternative minimum tax, persons holding our Common Shares as part of a straddle, hedge or conversion transaction or as part of a synthetic security or other integrated transaction, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, holders whose "functional currency" is not the United States dollar, and holders who are not U.S. Holders. In addition, the discussion below does not address the tax consequences of the law of any state, locality or foreign jurisdiction or United States federal tax consequences (e.g., estate or gift tax) other than those pertaining to the income tax. There can be no assurance that the United States Internal Revenue Service (the "IRS") will take a similar view as to any of the tax consequences described in this summary.

         The following is based on currently existing provisions of the Code, existing and proposed Treasury regulations under the Code and current administrative rulings and court decisions. Everything listed in the previous sentence may change, possibly on a retroactive basis, and any change could affect the continuing validity of this discussion.

         Each U.S. Holder and non-U.S. Holder should consult its tax advisor regarding the United States federal income tax consequences of holding our Common Shares applicable to such holder in light of its particular situation, as well as any tax consequences that may arise under the laws of any other relevant foreign, state, local, or other taxing jurisdiction.

         As used in this section, the term "United States person" means a beneficial owner of our Common Shares that is:

         (i)      a citizen or an individual resident of the United States;

         (ii) a corporation (or an entity taxable as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision of the United States;

         (iii) an estate the income of which is subject to United States federal income taxation regardless of its source; or

         (iv) a trust which (A) is subject to the supervision of a court within the United States and the control of a United States fiduciary as described in Section 7701(a)(30) of the Code; or
                  (B) was in existence on August 20, 1996 and has properly elected under applicable Treasury Regulations to continue to be treated as a United States person.

         If a partnership holds our Common Shares, the United Sates federal income tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. A U.S. Holder that is a partner of the partnership holding our Common Shares should consult its own tax advisors.

PASSIVE FOREIGN INVESTMENT COMPANY

         Special, generally unfavorable rules apply to the ownership and disposition of a passive foreign investment company ("PFIC"). As discussed below, however, it may well be possible to mitigate these consequences by making a so-called qualified electing fund ("QEF") election.

         For United States federal income tax purposes, a foreign corporation is classified as a PFIC for each taxable year in which either:

         o at least 75% of its gross income is "passive" income (referred to as the "income test"), or

         o at least 50% of the average value of its assets is attributable to assets that produce passive income or are held for the production of passive income (referred to as the "asset test").

For purposes of the income test and the asset test, if a foreign corporation owns directly or indirectly at least 25% (by value) of the stock of another corporation, that foreign corporation will be treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of that other corporation. Also, for purposes of the income test and the asset test, passive income does not include any income that is interest, a dividend or a rent or royalty, which is received or accrued from a related person to the extent that amount is properly allocable to the income of the related person that is not passive income.

         We currently expect that a substantial portion of our gross income in the 2003 taxable year will consist of interest and other passive income. We therefore are likely to be classified as a PFIC currently and for the foreseeable future. In any event, PFIC status is fundamentally factual in nature, generally cannot be determined until the close of the taxable year in question and is determined annually.

         Under applicable attribution rules, if Vasogen Inc. is a PFIC, U.S. Holders of Common Shares will be treated as holding for certain purposes of the PFIC rules stock of Vasogen Inc.'s subsidiaries (including Vasogen Ireland Limited) that are PFICs. In such case, certain dispositions of, and distributions on, stock of such subsidiaries may have consequences under the PFIC rules directly to U.S. Holders.

         In the absence of any election, a U.S. Holder of a PFIC will be taxed under the generally unfavorable rules described below, including loss of favorable capital gains rates and the imposition of an interest charge, that apply if the holder recognizes gain on the sale or other disposition of the PFIC stock or receives certain distributions with respect to the stock (see "- THE "NO ELECTION" ALTERNATIVE - TAXATION OF EXCESS DISTRIBUTIONS"). U.S. Holders may avoid most of these consequences by making a QEF Election with respect to Vasogen, which will have the consequences described in "- THE QEF ELECTION ALTERNATIVE." A U.S. Holder may also consider making an election to mark the Common Shares to market (a "Mark to Market Election").

         U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE POSSIBLE APPLICABILITY OF THE PFIC RULES AND THE AVAILABILITY OF MAKING A QEF ELECTION TO AVOID ADVERSE U.S. TAX CONSEQUENCES.

         1.       THE QEF ELECTION ALTERNATIVE

         A U.S. Holder who elects (an "Electing U.S. Holder") in a timely manner to treat Vasogen Inc. as a QEF (a "QEF Election") would be subject to current U.S. federal income tax on the U.S. dollar value of its pro rata share of Vasogen Inc.'s ordinary earnings and net capital gains (both as determined under United States federal income tax principles) during any taxable years of the U.S. Holder in which we are classified as a PFIC, regardless of whether such amounts are actually distributed. An Electing U.S. Holder may further elect, in any given taxable year, to defer payment of the taxes owing as a result of including our ordinary earnings and net capital gains currently in income, subject to certain limitations. However, if deferred, the taxes will be subject to an interest charge, which will be non-deductible to U.S. Holders that are not corporations. Distributions paid out of earnings and profits that previously were taxed to the Electing U.S. Holder shall not be subject to tax again upon distribution.

         We believe that we will not have any earnings and profits (as computed for U.S. federal income tax purposes) for the current taxable year and little, if any, earnings and profits for any future taxable year in which our company is a PFIC. In that event, a QEF Election with respect to our Common Shares would subject a U.S. Holder to correspondingly little, if any, current taxation. However, there can be no assurance as to these matters.

         Similarly, if Vasogen Ireland Limited were classified as a PFIC, a U.S. Holder that makes a timely QEF Election with respect to Vasogen Ireland Limited would be subject to the QEF rules as described above with respect to the holder's pro rata share of the ordinary earnings and net capital gains of Vasogen Ireland Limited. Earnings of Vasogen Inc. (or Vasogen Ireland Limited) attributable to distributions from Vasogen Ireland Limited that had previously been included in the income of an Electing U.S. Holder under the QEF rules would generally not be taxed to the Electing U.S. Holder again.

         Upon the sale or other disposition of Common Shares, an Electing U.S. Holder who makes a QEF Election for the first taxable year in which he owns Common Shares will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the net amount realized on the disposition and the U.S. Holder's adjusted tax basis in the Common Shares. Such gain or loss will be capital gain or loss, which will be long-term capital gain or loss if the U.S. Holder's holding period in the Common Shares is more than one year and otherwise will be short-term capital gain or loss. The deductibility of capital losses is subject to certain limitations. If the U.S. Holder is a United States resident (as defined in section 865 of the Code), gains realized upon disposition of a Common Share by such U.S. Holder generally will be U.S. source income, and disposition losses generally will be allocated to reduce U.S. source income.

         A QEF Election must be made in a timely manner as specified in applicable Treasury regulations. Generally, the QEF Election must be made in a timely filed federal income tax return of a U.S. Holder for the first taxable year of the foreign corporation during which the corporation was at any time a PFIC. Although a QEF Election may be made after the PFIC's first taxable year that was included in the Electing U.S. Holder's holding period, the Electing U.S. Holder would continue to be subject to the excess distribution rules described below (see "- THE "NO ELECTION" ALTERNATIVE - TAXATION OF EXCESS DISTRIBUTIONS") unless the holder makes a Mark to Market Election, which would result in a deemed disposition of the PFIC stock to which the excess distribution rules may apply.

         The QEF Election is made on a shareholder-by-shareholder basis and can be revoked only with the consent of the IRS. A shareholder makes a QEF Election by attaching a completed IRS Form 8621, including a PFIC annual information statement, to a timely filed United States federal income tax return. Even if a QEF Election is not made, a shareholder in a PFIC who is a U.S. person must file a completed IRS Form 8621 every year.

         We intend to make available to U.S. Holders timely and accurate information as to our status as a PFIC and intend to comply with all applicable record-keeping, reporting and other requirements so that each U.S. Holder may elect to treat our company as a QEF.

         2.       THE "NO ELECTION" ALTERNATIVE - TAXATION OF EXCESS
                  DISTRIBUTIONS

         If we are classified as a PFIC for any year during which a U.S. Holder has held Common Shares and that holder has not made a QEF Election or a Mark to Market Election, special rules may subject that holder to increased tax liability, including loss of favorable capital gains rates and the imposition of an interest charge, upon the sale or other disposition of the Common Shares or upon the receipt of any excess distribution (as defined below). Under these rules:

         o the gain or excess distribution will be allocated ratably over the U.S. Holder's holding period;

         o the amount allocated to the current taxable year and any year prior to the first year in which we are a PFIC will be taxed as ordinary income in the current year;

         o the amount allocated to each of the other taxable years will be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year; and

         o an interest charge for the deemed deferral benefit will be imposed with respect to the resulting tax attributable to each of the other taxable years.

These rules will continue to apply to the holder even after we cease to meet the definition of a PFIC, unless the holder elects to be treated as having sold our Common Shares on the last day of the last taxable year in which we qualified as a PFIC.

         An "excess distribution", in general, is any distribution on Common Shares received in a taxable year by a U.S. Holder that is greater than 125% of the average annual distributions received by that holder in the three preceding taxable years or, if shorter, that holder's holding period for Common Shares.

         Any portion of a distribution paid to a U.S. Holder that does not constitute an excess distribution will be treated as ordinary dividend income to the extent of our current and accumulated earnings and profits (as computed for U.S. federal income tax purposes). Such dividends generally will not qualify for the dividends-received deduction otherwise available to U.S. corporations. Any amounts treated as dividends paid by a PFIC do not constitute "qualified dividend income" within the meaning of Section 1(h)(11) of the Code, and will therefore be ineligible for taxation at the recently enacted reduced rate of 15% applicable to individuals who receive such income. Any such amounts in excess of our current and accumulated earnings and profits will be applied against the Electing U.S. Holder's tax basis in the Common Shares and, to the extent in excess of such tax basis, will be treated as gain from a sale or exchange of such Common Shares. It is possible that any such gain might be treated as an excess distribution.

         3.       MARK TO MARKET ELECTION ALTERNATIVE

         Assuming that our Common Shares are treated as marketable stock, a U.S. Holder that does not make a QEF Election may avoid the application of the excess distribution rules, at least in part, by electing to mark the Common Shares to market annually, recognizing as ordinary income or loss each year an amount equal to the difference as of the close of the taxable year between the fair market value of its Common Shares and the holder's adjusted tax basis in the Common Shares. Any mark to market loss is treated as an ordinary deduction, but only to the extent of the ordinary income that the holder has included pursuant to the election in prior tax years. The electing U.S. Holder's basis in its Common Shares would be adjusted to reflect any of these income or loss amounts. Any gain on a disposition of our Common Shares by an electing U.S. Holder would be treated as ordinary income. Any loss on such a disposition would be treated as an ordinary deduction, but only to the extent of the ordinary income that the holder has included pursuant to the election in prior tax years. For purposes of making this election, stock of a foreign corporation is "marketable" if it is regularly traded on certain qualified exchanges. The Common Shares should be treated as "marketable stock" for purposes of making this election.

         With respect to its direct ownership of Common Shares, a U.S. Holder that receives a distribution with respect to its Common Shares will avoid the unfavorable consequences applicable to excess distributions described above if the holder has made a timely Mark to Market Election in the first year of its holding period during which we are treated as a PFIC. Such distribution would instead be taxed under the rules described in the final paragraph of the above section ("- THE "NO ELECTION" ALTERNATIVE -

TAXATION OF EXCESS DISTRIBUTIONS"). If a U.S. Holder has held Common Shares for one or more taxable years during which we are treated as a PFIC and does not make a timely Mark to Market Election with respect to the Common Shares held during the first of those years, a coordination rule applies to ensure that a later Mark to Market Election does not cause the holder to avoid the interest charge on excess distributions with respect to amounts attributable to periods before the election.

         An election to mark to market applies to the year for which the election is made and the following years unless the PFIC stock ceases to be marketable or the IRS consents to the revocation of the election. In addition, a U.S. Holder that has made a Mark to Market Election does not include mark to market gains, or deduct mark to market losses, for years when the corporation ceases to be treated as a PFIC. If a timely QEF Election were made by a U.S. Holder, the mark to market rules would not apply.

         The mark to market rules do not appear to prevent the application of the excess distribution rules in respect of stock of Vasogen Ireland Limited in the event that Vasogen Ireland Limited were considered a PFIC. Accordingly, if Vasogen Inc. and Vasogen Ireland Limited were both considered passive foreign investment companies, and a U.S. Holder made a Mark to Market Election with respect to its Common Shares, the U.S. Holder may remain subject to the excess distribution rules described above with respect to its indirectly owned Vasogen Ireland Limited stock.

FOREIGN TAX CREDITS

         Regardless of which of the above alternatives applies to a U.S. Holder, any tax withheld by Canadian taxing authorities with respect to distributions on our Common Shares may, subject to a number of complex limitations, be claimed as a foreign tax credit against a U.S. Holder's United States federal income tax liability or may be claimed as a deduction for United States federal income tax purposes. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends we distribute with respect to our Common Shares will be "passive income" or, in the case of certain U.S. Holders, "financial services income." Because of the complexity of those limitations, each U.S. Holder should consult its own tax advisor with respect to the amount of foreign taxes that may be claimed as a credit.

INFORMATION REPORTING AND BACKUP WITHHOLDING

         In general, information reporting requirements will apply to certain payments of dividends on the Common Shares and to certain payments of proceeds from the sale or exchange of Common Shares made to U.S. Holders other than certain exempt recipients (such as corporations). A U.S. Holder that is not an exempt recipient will generally be subject to backup withholding with respect to such payments (currently at a rate of 28%, which rate will be replaced by a 31% rate beginning in 2011) unless the U.S. Holder provides an accurate taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules.

         Any amounts withheld under the backup withholding rules will be allowed as a credit against the U.S. Holder's United States federal income tax liability or refundable to the extent that it exceeds such liability. A U.S. Holder who does not provide a correct taxpayer identification number may be subject to penalties imposed by the IRS.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS FOR UNITED STATES RESIDENTS

         The following is a summary of the principal Canadian federal income tax considerations generally applicable to the holding and disposition of Common Shares by a holder, (a) who for the purposes of the Income Tax Act (Canada) (the "Tax Act"), is not resident in Canada, deals at arm's length and is not affiliated with us for the purpose of the Tax Act, holds the Common Shares as capital property and does not use or hold the Common Shares in the course of carrying on, or otherwise in connection with, a business in Canada, and (b) who, for the purposes of the Canada - United States Income Tax Convention (the "Convention"), is a resident of the United States, has never been a resident of Canada, has not held or used (and does not hold or use) Common Shares in connection with a permanent establishment or fixed base in Canada, and who otherwise qualifies for the full benefits of the Convention. Common Shares will generally be considered to be capital property to a holder unless such shares are held in the course of carrying on a business, or in an adventure or concern in the nature of trade. Holders who meet all the criteria in clauses (a) and (b) are referred to herein as a "U.S. Holder" or "U.S. Holders" and this summary only addresses the tax considerations to such U.S. Holders. The summary does not deal with special situations, such as the particular circumstances of traders or dealers, limited liability companies, tax exempt entities, insurers or financial institutions. Such holders should consult their own tax advisors.

         This summary is based upon the current provisions of the Tax Act, the regulations thereunder in force at the date hereof ("Regulations"), all specific proposals to amend the Tax Act and Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof and the current provisions of the Convention and the current administrative practices of the Canada Customs and Revenue Agency. This summary does not otherwise take into account or anticipate any changes in law, whether by legislative, governmental or judicial decision or action, nor does it take into account tax laws of any province or territory of Canada or of the U.S. or of any other jurisdiction outside Canada.

         For the purposes of the Tax Act, all amounts must be determined in Canadian dollars.

         THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR U.S. HOLDER. THE TAX LIABILITY OF A U.S. HOLDER WILL DEPEND ON THE HOLDER'S PARTICULAR CIRCUMSTANCES. ACCORDINGLY, U.S. HOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS FOR ADVICE WITH RESPECT TO THEIR OWN PARTICULAR CIRCUMSTANCES.

DIVIDENDS

         Dividends paid or credited or deemed to be paid or credited to a U.S. Holder in respect of the Common Shares will be subject to Canadian withholding tax on the gross amount of the dividends. Under the Convention, the rate of Canadian withholding tax on dividends paid by us to a U.S. Holder that beneficially owns such dividends is generally 15% unless the beneficial owner is a company which owns at least 10% of our voting stock at that time in which case the rate of Canadian withholding tax is reduced to 5%.

DISPOSITIONS

         A U.S. Holder will not be subject to tax under the Tax Act on any capital gain realized on a disposition of Common Shares, provided that the shares do not constitute "taxable Canadian property" to the U.S. Holder at the time of disposition. Generally, Common Shares will not constitute taxable Canadian property to a U.S. Holder provided that such shares are listed on a prescribed stock exchange (which currently includes the TSX and AMEX) at the time of the disposition and, during the 60-month period immediately preceding the disposition, the U.S. Holder, persons with whom the U.S. Holder does not deal at arm's length, or the U.S. Holder together with all such persons has not owned 25% or more of the issued shares of any series or class of our capital stock.

         If the Common Shares constitute taxable Canadian property to a particular U.S. Holder, any capital gain arising on their disposition may be exempt from Canadian tax under the Convention if at the time of disposition the Common Shares do not derive their value principally from real property situated in Canada.

                              PLAN OF DISTRIBUTION

         We may sell the Offered Shares to or through underwriters or dealers, and also may sell the Offered Shares to one or more other purchasers, directly or through agents.

         A prospectus supplement will describe the terms of the offering, including the names of any underwriters or agents, the number and the purchase price or prices of the Offered Shares, the proceeds to us from the sale of the Offered Shares, any underwriting discount or commission and any discounts, concessions or commissions allowed or reallowed or paid by any underwriter to any other dealer. Any discounts, concessions or commissions allowed or paid to dealers may be changed from time to time.

         The Offered Shares may be sold from time to time in one or more transactions at prices which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market price or at negotiated prices.

         Underwriters, dealers and agents who participate in a distribution of the Offered Shares may be entitled under agreements to be entered into with us to indemnification by us against certain liabilities, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof.

         In connection with any offering of the Offered Shares, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Offered Shares offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

                                  LEGAL MATTERS

         Certain legal matters related to the Offered Shares will be passed upon for us by Lang Michener, our Canadian counsel, and by Paul, Weiss, Rifkind, Wharton & Garrison LLP, our United States counsel.

                      AUDITOR, TRANSFER AGENT AND REGISTRAR

         Our auditor is KPMG LLP, Chartered Accountants, Yonge Corporate Centre, 4100 Yonge Street, Suite 200, North York, Ontario M2P 2H3.

         CIBC Mellon, through its principal office in Toronto, Ontario and its offices in Montreal, Quebec and Vancouver, British Columbia is the transfer agent and registrar for the Common Shares.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are a public company and file annual, quarterly and special reports, proxy statements and other information with Canadian securities regulatory authorities and the SEC. You may read and copy any document we file at the SEC's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. In addition, you can read and copy our SEC filings at the office of the American Stock Exchange, 86 Trinity Place, New York, New York 10006-1881.

                       DOCUMENTS INCORPORATED BY REFERENCE

         INFORMATION HAS BEEN INCORPORATED BY REFERENCE IN THIS SHORT FORM PROSPECTUS FROM DOCUMENTS FILED WITH SECURITIES COMMISSIONS OR SIMILAR AUTHORITIES IN CANADA AND FILED WITH THE SEC. Copies of the documents incorporated herein by reference may be obtained on request without charge from Christopher J. Waddick, our Corporate Secretary, at 2155 Dunwin Drive, Suite 10, Mississauga, Ontario L5L 4M1, telephone: (905) 569-2265. For the purposes of the Province of Quebec, this simplified prospectus contains information to be completed by consulting the permanent information record. A copy of the permanent information record may be obtained from our Corporate Secretary at the above-mentioned address and telephone number.

         The following documents of our company, filed with the securities commissions or similar authorities in Canada, are specifically incorporated by reference in and form an integral part of this short form prospectus:

         (a)      Annual Information Form of our company dated April 4, 2003;

         (b) Comparative audited consolidated financial statements of our company and the notes thereto as at November 30, 2002 and 2001 and for each of the years ended November 30, 2002, 2001 and 2000, together with the auditor's report thereon found at pages 21 through 35 of the 2002 Annual Report of our company;

         (c) Management's discussion and analysis of financial condition and results of operations of our company for the year ended November 30, 2002 found at pages 13 through 17 in the 2002 Annual Report of our company;

         (d) Comparative unaudited consolidated interim financial statements of our company, including the notes thereto, for the nine months ended August 31, 2003 and 2002 and management's discussion and analysis of financial condition and results of operations of our company for the nine months ended August 31, 2003 and 2002;

         (e) Management Proxy Circular of our company dated March 15, 2003, relating to our annual and special meeting of shareholders held on May 7, 2003 excluding the sections entitled "Executive
                  Compensation: Composition of the Compensation Committee", "Executive Compensation: Report on Executive Compensation", "Executive Compensation: Performance Graph", and "Statement of Corporate Governance Practices";

         (f) Material Change Report dated July 8, 2003 relating to the completion of the private placement on June 30 and July 2, 2003 of 9,375,000 Common Shares for gross proceeds of US$37,500,000;

         (g) Document entitled "Item 18 Reconciliation with United States Generally Accepted Accounting Principles for the Years Ended November 30, 2002, 2001 and 2000"; and

         (h) Document entitled "Reconciliation with United States Generally Accepted Accounting Principles for the Nine Month Periods Ended August 31, 2003 and 2002."

         All documents of the type referred to above and all material change reports (excluding confidential material change reports) which we filed with the securities regulatory authorities in Canada subsequent to the date of this short form prospectus and prior to the termination of this offering will be deemed to be incorporated by reference in this short form prospectus. In addition, to the extent that any such documents referred to above are also filed with, or furnished to, the SEC after the date of this prospectus and prior to the termination of this offering, such documents shall be deemed to be incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

         ANY STATEMENT CONTAINED IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN WILL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR THE PURPOSES OF THIS SHORT FORM PROSPECTUS TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN, OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS INCORPORATED OR IS DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, MODIFIES OR SUPERSEDES SUCH STATEMENT. THE MODIFYING OR SUPERSEDING STATEMENT NEED NOT STATE THAT IT HAS MODIFIED OR SUPERSEDED A PRIOR STATEMENT OR INCLUDE ANY OTHER INFORMATION SET FORTH IN THE DOCUMENT THAT IT MODIFIES OR SUPERSEDES. THE MAKING OF A MODIFYING OR SUPERSEDING STATEMENT WILL NOT BE DEEMED AN ADMISSION FOR ANY PURPOSES THAT THE MODIFIED OR SUPERSEDED STATEMENT, WHEN MADE, CONSTITUTED A MISREPRESENTATION, AN UNTRUE STATEMENT OF A MATERIAL FACT OR AN OMISSION TO STATE A MATERIAL FACT THAT IS REQUIRED TO BE STATED OR THAT IS NECESSARY TO MAKE A STATEMENT NOT MISLEADING IN LIGHT OF THE CIRCUMSTANCES IN WHICH IT WAS MADE. ANY STATEMENT SO MODIFIED OR

SUPERSEDED WILL NOT BE DEEMED IN ITS UNMODIFIED OR SUPERSEDED FORM TO CONSTITUTE A PART OF THIS SHORT FORM PROSPECTUS.

         Upon a new annual information form and the related annual audited consolidated financial statements filed by us with, and where applicable, accepted by, the applicable securities authorities during the currency of this prospectus, the previous annual information form, the previous annual audited consolidated financial statements and all interim unaudited financial statements (including the management's discussion of financial condition and results of operations in the quarterly reports for such periods), material change reports and information circulars filed prior to the commencement of our financial year in which the new annual information form is filed shall be deemed no longer to be incorporated by reference in this prospectus for purposes of future offers and sales of Offered Shares hereunder.

       LIST OF DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

         The following documents have been filed with the SEC as part of the Registration Statement of which this prospectus forms a part: the documents referred to under the heading "Documents Incorporated by Reference"; consent of KPMG LLP; appointment of Agent for Service of Process and Undertaking on Form F-X; and powers of attorney.

                          PURCHASERS' STATUTORY RIGHTS

         Securities legislation in certain of the provinces and territories of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment. In several of the provinces and territories, the securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, damages if the prospectus, the accompanying prospectus supplement relating to securities purchased by a purchaser and any amendment thereto contains a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for the particulars of these rights or consult with a legal advisor.

                                     PART II



                    INFORMATION NOT REQUIRED TO BE DELIVERED
                            TO OFFEREES OR PURCHASERS


INDEMNIFICATION

                  Under the CANADA BUSINESS CORPORATIONS ACT (the "CBCA"), Vasogen Inc. (the "Registrant") may indemnify a present or former director or officer of the Registrant or another individual who acts or acted at the Registrant's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity. The Registrant may not indemnify an individual unless the individual acted honestly and in good faith with a view to the best interests of the Registrant, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant's request and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the conduct was lawful. The indemnification may be made in connection with a derivative action only with court approval. The aforementioned individuals are entitled to indemnification from the Registrant as a matter of right if they were not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and they fulfill the conditions set out above. The Registrant may advance moneys to the individual for the costs, charges and expenses of a proceeding; however, the individual shall repay the moneys if the individual does not fulfill the conditions set out above.

         The by-laws of the Registrant provide that, subject to the limitations contained in the CBCA, the Registrant shall indemnify a director or officer, a former director or officer, or another individual who acts or acted at the Registrant's request as a director or officer or an individual acting in a similar capacity of another entity against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal or administrative investigation or proceeding to which such individual is involved because of that association with the Registrant or other entity, if he acted honestly and in good faith with a view to the best interests of the Registrant, or as the case may be, with a view to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant's request, and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful. The by-laws of the Registrant also provide that the Registrant shall also indemnify such a person in such other circumstances as the CBCA permits or requires.

         The by-laws of the Registrant provide that the Registrant may, subject to the limitations contained in the CBCA, purchase and maintain insurance for the benefit of any person referred to in the foregoing paragraph. The Registrant has purchased third party director and officer liability insurance.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

                                    EXHIBITS

EXHIBIT
NUMBER                                                   DESCRIPTION

   4.1 Annual Information Form of the Registrant dated April 4, 2003 (incorporated by reference to the Registrant's Annual Report on Form 40-F for the fiscal year ended November 30, 2002, filed with the Commission on April 17, 2003 (Commission File Number 0-29350)).

   4.2 Comparative audited consolidated financial statements of the Registrant and the notes thereto as at November 30, 2002 and 2001 for each of the years ended November 30, 2002, 2001 and 2000, together with the auditor's report thereon found on pages 21 through 35 of the Registrant's 2002 Annual Report (incorporated by reference to the Registrant's Annual Report on Form 40-F for the fiscal year ended November 30, 2002, filed with the Commission on April 17, 2003 (Commission File Number 0-29350)).

   4.3 Management's discussion and analysis of financial condition and results of operations of the Registrant for the year ended November 30, 2002 found at pages 13 through 17 in the Registrant's 2002 Annual Report (incorporated by reference to the Registrant's Annual Report on Form 40-F for the fiscal year ended November 30, 2002, filed with the Commission on April 17, 2003 (Commission File Number 0-29350)).

   4.4 Comparative unaudited consolidated interim financial statements of the Registrant, including the notes thereto, for the nine months ended August 31, 2003 and 2002 and management's discussion and analysis of financial condition and results of operations of the Registrant for the nine months ended August 31, 2003 and 2002 (incorporated by reference to the Registrant's Form 6-K, filed with the Commission on October 16, 2003 (Commission File Number 0-29350)).

   4.5 Management Proxy Circular of the Registrant dated March 15, 2003, relating to the Registrant's annual and special meeting of shareholders held on May 7, 2003 excluding the sections entitled "Executive Compensation: Composition of the Compensation Committee", "Executive Compensation: Report on Executive Compensation", "Executive Compensation: Performance Graph", and "Statement of Corporate Governance Practices" (incorporated by reference to the Registrant's Form 6-K, filed with the Commission on April 22, 2003 (Commission File Number 0-29350)).

   4.6 Material Change Report of the Registrant, dated July 8, 2003, relating to the completion of private placements on June 30, and July 2, 2003 for gross proceeds of US$37,500,000 (incorporated by reference to the Registrant's Form 6-K, filed with the Commission on July 8, 2003 (Commission File Number 0-29350)).

   4.7 The document entitled "Item 18 Reconciliation with United States Generally Accepted Accounting Principles for the Years Ended November 30, 2002, 2001 and 2000." (incorporated by reference to the Registrant's Form 6-K, filed with the Commission on October 16, 2003 (Commission File Number 0-29350)).

   4.8 The document entitled "Reconciliation with United States Generally Accepted Accounting Principles for the Nine Month Periods Ended August 31, 2003 and 2002." (incorporated by reference to the Registrant's Form 6-K, filed with the Commission on October 16, 2003 (Commission File Number 0-29350)).

   5.1      Consent of KPMG LLP, independent accountants.

   6.1      Powers of Attorney (included on the signature page hereto).

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on October 17, 2003.


                                             VASOGEN INC.



                                             By: /s/ Geofrey Myers
                                                 ----------------------------
                                                 Name:  Geofrey Myers
                                                 Title: Assistant Secretary


                                POWER OF ATTORNEY

         Each person whose signature appears below hereby constitutes and appoints David G. Elsley and Christopher J. Waddick and each of them, any of whom may act without the joinder of the other, the true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, to execute in the name, place and stead of the undersigned, in any and all such capacities, any and all amendments to this Registration Statement, including post-effective amendments and supplements thereto, and all instruments necessary or in connection therewith, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform in the name and on behalf of the undersigned each and every act and thing whatsoever necessary or advisable to be done, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated below on October 17, 2003.

SIGNATURE                             TITLE
---------                             -----


/s/ David G. Elsley                   President, Chief Executive Officer
----------------------------          and Director (Principal Executive Officer)
David G. Elsley



/s/ Christopher J. Waddick            Executive-Vice President and Chief
----------------------------          Financial Officer (Principal Financial
Christopher J. Waddick                and Accounting Officer)

SIGNATURE                             TITLE
---------                             -----


/s/ William R. Grant                  Chairman and Director
----------------------------
William R. Grant



                                      Director
----------------------------
Andre Berard



                                      Director
----------------------------
Terrance H. Gregg



/s/ Benoit La Salle                   Director
----------------------------
Benoit La Salle



                                      Director
----------------------------
Surya N. Mohapatra



/s/ Eldon R. Smith                    Director
----------------------------
Eldon R. Smith



/s/ John C. Villforth                 Director
----------------------------
John C. Villforth

                            AUTHORIZED REPRESENTATIVE

         Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has duly signed this Registration Statement, solely in the capacity of the duly authorized representative of Vasogen Inc. in the United States on the 17th day of October, 2003.


                                                /s/ William R. Grant
                                                -------------------------------
                                                Name:  William R. Grant
                                                Title: Chairman and Director

                                    PART III

                  UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

ITEM 1.  UNDERTAKING

         The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

ITEM 2.  CONSENT TO SERVICE OF PROCESS

         Concurrently with the filing of this Registration Statement, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

         Any change to the name or address of the agent for service of the Registrant shall be communicated promptly to the Commission by an amendment to the Form F-X referencing the file number of the relevant registration statement.

                                  EXHIBIT INDEX


 EXHIBIT
 NUMBER                                 DESCRIPTION

  4.1 Annual Information Form of the Registrant dated April 4, 2003 (incorporated by reference to the Registrant's Annual Report on Form 40-F for the fiscal year ended November 30, 2002, filed with the Commission on April 17, 2003 (Commission File Number 0-29350)).

  4.2 Comparative audited consolidated financial statements of the Registrant and the notes thereto as at November 30, 2002 and 2001 for each of the years ended November 30, 2002, 2001 and 2000, together with the auditor's report thereon found on pages 21 through 35 of the Registrant's 2002 Annual Report (incorporated by reference to the Registrant's Annual Report on Form 40-F for the fiscal year ended November 30, 2002, filed with the Commission on April 17, 2003 (Commission File Number 0-29350)).

  4.3 Management's discussion and analysis of financial condition and results of operations of the Registrant for the year ended November 30, 2002 found at pages 13 through 17 in the Registrant's 2002 Annual Report (incorporated by reference to the Registrant's Annual Report on Form 40-F for the fiscal year ended November 30, 2002, filed with the Commission on April 17, 2003 (Commission File Number 0-29350)).

  4.4 Comparative unaudited consolidated interim financial statements of the Registrant, including the notes thereto, for the nine months ended August 31, 2003 and 2002 and management's discussion and analysis of financial condition and results of operations of the Registrant for the nine months ended August 31, 2003 and 2002 (incorporated by reference to the Registrant's Form 6-K, filed with the Commission on October 16, 2003 (Commission File Number 0-29350)).

  4.5 Management Proxy Circular of the Registrant dated March 15, 2003, relating to the Registrant's annual and special meeting of shareholders held on May 7, 2003 excluding the sections entitled "Executive Compensation: Composition of the Compensation Committee", "Executive Compensation: Report on Executive Compensation", "Executive Compensation: Performance Graph", and "Statement of Corporate Governance Practices" (incorporated by reference to the Registrant's Form 6-K, filed with the Commission on April 22, 2003 (Commission File Number 0-29350)).

  4.6 Material Change Report of the Registrant, dated July 8, 2003, relating to the completion of private placements on June 30, and July 2, 2003 for gross proceeds of US$37,500,000 (incorporated by reference to the Registrant's Form 6-K, filed with the Commission on July 8, 2003 (Commission File Number 0-29350)).

  4.7 The document entitled "Item 18 Reconciliation with United States Generally Accepted Accounting Principles for the Years Ended November 30, 2002, 2001 and 2000." (incorporated by reference to the Registrant's Form 6-K, filed with the Commission on October 16, 2003 (Commission File Number 0-29350)).

  4.8 The document entitled "Reconciliation with United States Generally Accepted Accounting Principles for the Nine Month Periods Ended August 31, 2003 and 2002." (incorporated by reference to the Registrant's Form 6-K, filed with the Commission on October 16, 2003 (Commission File Number 0-29350)).

  5.1          Consent of KPMG LLP, independent accountants.

  6.1          Powers of Attorney (included on the signature page hereto).